EXHIBIT 99.1 to Form 8-K of Jones Lang LaSalle Incorporated



                          JONES LANG LASALLE NAMES
            CFO LAURALEE MARTIN TO ADDITIONAL POST OF GLOBAL COO


CHICAGO, LONDON AND SINGAPORE, JANUARY 20, 2005 - Jones Lang LaSalle Incorporated (NYSE: JLL) announced today that, effective immediately, Lauralee E. Martin, the firm's Chief Financial Officer since 2002, has been appointed to the additional position of Chief Operating Officer. Ms. Martin, who currently oversees finance and information technology, will now assume responsibility for all aspects of the firm's operational platform. She reports to Colin Dyer, Chief Executive Officer of Jones Lang LaSalle.

"Lauralee has made tremendous contributions as CFO to Jones Lang LaSalle's financial performance, in terms of delivering shareholder value and reducing our debt," said Mr. Dyer. "With a talented financial team in place to support that position, Lauralee is now able, as COO, to focus on supporting the firm's accelerated growth initiatives and setting in place best practices that ensure consistent service delivery to clients worldwide. Jones Lang LaSalle is indeed fortunate to have a person of Lauralee's skills and abilities in this position."

"I was attracted to Jones Lang LaSalle three years ago by the company's business model -- one of diversified business lines and geographic regions operating cohesively for clients as one global organization," said Ms. Martin. "I saw, however, an opportunity to enhance the firm's financial performance by implementing financial disciplines and communicating our value proposition to investors. Through the efforts of our excellent finance team, we now have in place a strong balance sheet, good cash flow and solid financial disciplines. The market has valued our performance and potential as reflected in the share price, and I now see even greater opportunity to add value to our future by focusing on our operating platforms. The goal will be to give the highest quality of service to our clients at the most effective cost to our shareholders, accomplished by a focus on technology systems and processes."

Prior to joining Jones Lang LaSalle, Ms. Martin was CFO of Heller Financial, Inc., where she was involved in the company's initial public offering in 1998 and sale to General Electric Capital Corporation in 2001. She also had served as Heller's Group President - Real Estate Finance for three years before she was named a Senior Group President, overseeing Real Estate Finance as well as three other business units. She previously worked at GE Capital for 10 years as President of its mortgage banking and construction lending divisions. Ms. Martin has been a member of the board of directors of KeyCorp, a bank holding company, since 2003, and of Gables Residential Trust, a real estate investment trust, since 1994.

Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of over 800 million square feet (74 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $24 billion of assets under management. For more information, visit www.joneslanglasalle.com.



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